As filed with the Securities and Exchange Commission on December 19, 1996 Registration No. 333-
=======================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                    ------------------------

                            FORM S-3
                    REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                 VETERINARY CENTERS OF AMERICA, INC.
         (Exact name of Registrant as specified in its charter)
      Delaware                                         95-4097995
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                    Identification No.)

3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA 90405 (310) 392-9599

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                    ------------------------


                             TOMAS FULLER
                    VETERINARY CENTERS OF AMERICA, INC.
                   3420 OCEAN PARK BOULEVARD, SUITE 1000
                      SANTA MONICA, CALIFORNIA 90405
                            (310) 392-9599

          (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent For Service)

                    ------------------------


                              Copies to:

                    C.N. FRANKLIN REDDICK III, ESQ.
                TROOP MEISINGER STEUBER & PASICH, LLP
                      10940 WILSHIRE BOULEVARD
                   LOS ANGELES, CALIFORNIA 90024
                         (310) 824-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[  ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            CALCULATION OF REGISTRATION FEE
============================================================================
Title of       Amount    Proposed Maximum   Proposed Maximum
 Shares       To Be       Aggregate          Aggregate           Amount Of
 To Be       Registered      Price             Offering         Registration
Registered                Per Unit(1)         Price(1)             Fee
----------------------------------------------------------------------------
Common Stock 801,081        $10.94            $8,763,826.14      $2,656

=============================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq Stock Market's National Market on December 17, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      VETERINARY CENTERS OF AMERICA, INC.
                           CROSS-REFERENCE SHEET


FORM S-3 ITEM                             SECTION IN PROSPECTUS
-------------------                       -----------------------

1. Forepart of the Registration Statement
   and Outside Front Cover Page of
   Prospectus . . . . . . . . . . . . .  Facing Page; this Cross-Reference
                                         Sheet; Outside Front Cover Page of


                                         Prospectus

2. Inside Front and Outside Back Cover
   Pages of Prospectus . . . . . . . .  Inside Front and Outside Back Cover

                                         Pages of Prospectus; Incorporation


                                         of Certain Documents by Reference;


                                         Available Information

3. Summary Information, Risk Factors
   and Ratio of Earnings to Fixed
   Charges . . . . . . . . . . . . . .   Prospectus Summary; Risk Factors;


                                         Incorporation of
                                         Certain Documents by Reference

4. Use of Proceeds . . . . . . . . . .   Use of Proceeds

5. Determination of Offering Price              *

6. Dilution                                     *

7. Selling Security Holders . . . . . .  Selling Stockholders and Plan of


                                         Distribution

8. Plan of Distribution . . . . . . . .  Outside Front and Outside Back


                                         Cover Pages of Prospectus; Selling


                                         Stockholders and Plan of


                                         Distribution

9. Description of Securities to
   be Registered                                *

10.Interests of Named Experts and Counsel       *

11.Material Changes                             *

12.Incorporation of Certain Information
   by Reference . . . . . . . . . . . .  Incorporation of Certain Documents
                                         by Reference

13.Disclosure of Commission Position on
   Indemnification for Securities Act
   Liabilities . . . . . . . . . . . .   Undertakings

14.Other Expenses of Issuance and
   Distribution . . . . . . . . . . . .  Other Expenses of Issuance and
                                         Distribution

15.Indemnification of Directors and
   Officers . . . . . . . . . . . . . .  Indemnification of Directors and
                                         Officers

16.Exhibits . . . . . . . . . . . . . .  Exhibits

17.Undertakings . . . . . . . . . . . .  Undertakings
   (a) Rule 415 Offering . . . . . . .   Undertakings
   (b) Filing Incorporating Subsequent
       Exchange Act Documents by
       Reference . . . . . . . . . . .   Undertakings
   (h) Request For Acceleration of
       Effective Date . . . . . . . . .  Undertakings

----------------
*Omitted because the item is negative or inapplicable.

                 Subject to Completion, Dated December 19, 1996

                              PROSPECTUS

                    VETERINARY CENTERS OF AMERICA, INC.
                      801,081 SHARES OF COMMON STOCK
                      (par value $0.001 per share)
                      ----------------------------

     This Prospectus relates to the sale of an aggregate of 801,081 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock") of Veterinary Centers of America, Inc. (the "Company" or "VCA") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered by the Selling Stockholders was acquired by the Selling Stockholders in exchange for the capital stock of Pets' Rx, Inc. ("Pets' Rx") owned by the Selling Stockholders and acquired by the Company in connection with the merger of a subsidiary of the Company with Pets' Rx. See "Selling Stockholders and Plan of Distribution." The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them under this Prospectus in routine brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby.

     The Common Stock is quoted on the Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "VCAI." On December 17, 1996, the closing price of the Common Stock on the Nasdaq National Market was $10.50.

     THESE SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



     SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                          --------------------
              The date of this Prospectus is ___________, 1996

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                        AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     VCA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with the Nasdaq National Market may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus:

     (1) Registrant's Annual Report on Form 10-K for the year ended December 31, 1995;

     (2) Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and

     (3) Registrant's Reports on Form 8-K, filed on February 21, 1996, March 5, 1996, March 15, 1996 (as amended on April 12, 1996 and April 18,
1996), March 25, 1996, April 4, 1996, April 12, 1996, April 17, 1996,
July 5, 1996 (as amended on July 17, 1996) and August 1, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Tomas Fuller, Chief Financial Officer, Veterinary Centers of America, Inc. 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405. Telephone inquiries may be directed to Veterinary Centers of America, Inc., at (310) 392-9599.

                                   SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" AND "VCA" REFER TO VETERINARY CENTERS OF AMERICA, INC. AND ITS CONSOLIDATED SUBSIDIARIES. THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DISCUSSED IN "RISK FACTORS."

                                THE COMPANY

     Veterinary Centers of America. Inc. ("VCA" or the "Company") was founded in 1986 and is a leading companion animal health care company. The Company has established a premier position in the animal hospital and veterinary diagnostic laboratory segments and has an emerging presence in the premium pet food segment. The Company operates the largest network of free-standing animal hospitals in the country. As a leader in the industry, the Company employs more veterinarians than any single private-sector employer. The Company's network includes privately owned teaching hospitals which provide clinical training for recent veterinary school graduates. In addition, the Company operates the largest network of veterinary-exclusive laboratories in the nation. The Company also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

     The Company operates in three market segments which had total domestic revenues in 1994 of approximately $10.0 billion, composed of approximately $8.2 billion for veterinary care (animal hospitals and veterinary diagnostic laboratories) and $1.8 billion for premium pet food. The animal hospital industry is highly fragmented with approximately 115 million dogs and cats in the United States being cared for by an estimated 55,000 veterinarians practicing at 16,000 animal hospitals. These animal hospitals are primarily single site, sole practitioner facilities. The Company believes that its larger size and multi-site network offer advantages to the veterinary professional and consumer alike. The Company's size and breadth of operations enable it to leverage corporate overhead, centralize administrative functions, realize economies of scale in purchasing and other administrative functions, enhance medical care through specialists and state of the art equipment and technology and free the veterinary professional from administrative tasks, thereby allowing the veterinarian greater time to practice veterinary medicine.

     The Company's animal hospitals offer a full range of general medical and surgical services and also perform specialty services such as orthopedics for small animals, including dogs, cats, birds and other household pets. In addition to treating disease and injury, the Company's animal hospitals emphasize pet wellness and offer programs to encourage routine vaccinations, health examinations, spaying and neutering and dental care. The Company's veterinary diagnostic laboratories offer a full range of diagnostic and reference tests. Laboratory tests are used by veterinarians to diagnose, monitor and treat diseases through the detection of substances in blood, urine or tissue samples and other specimens. The Company does not conduct experiments on animals and is not engaged in animal research. Vet's Choice markets a line of life-stage and therapeutic premium pet foods under the brand names, SELECT BALANCE and SELECT CARE, respectively.

     The Company's business strategy focuses on (i) expanding its animal hospital and veterinary diagnostic laboratory businesses through acquisitions and internal growth, (ii) achieving cost savings by consolidating operations and realizing economies of scale in purchasing and administrative support functions and the implementation of the Company's standard management programs, (iii) taking advantage of its unique opportunity to deliver its products and services through multiple channels to its customers, who are primarily veterinarians and pet owners, and (iv) capitalizing on its leadership position within the companion animal health care industry to expand into other products and services for veterinarians and pet owners.

                             RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED BEFORE MAKING AN INVESTMENT IN THE COMPANY.

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA has acquired Pets' Rx and Pet Practice with the expectation that the transactions will result in beneficial synergies for the combined business. These synergies include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated business benefits will depend in part on whether the operations of Pets' Rx and Pet Practice can be integrated with the operations of VCA in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of the companies will require, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant overhead and poor-performing hospitals. The success of this process will be significantly influenced by the ability of the combined business to retain key management and marketing and development personnel. There is no assurance that this integration will be accomplished smoothly or successfully or that VCA will be successful in retaining key members of management. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of operations of the companies following the mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to integrate successfully the operations of the companies could have an adverse effect on the business and results of the combined business. In addition, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on the business, results of operations and financial condition of VCA. The Company believes that the foregoing factors adversely impacted results of operations for the three and nine months ended September 30, 1996. There can be no assurance that a similar or greater impact will not be felt by the Company during the fourth quarter ended December 31, 1996 or in future periods.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Due to the number and size of acquisitions completed since January 1, 1994, the Company has experienced rapid growth. In 1994, the Company completed six acquisitions (five animal hospitals and one veterinary diagnostic laboratory) and in 1995, the Company completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory). In 1996 through November 15, the Company completed the acquisition of Pet Practice, Pets' Rx, 16 animal hospitals and four veterinary diagnostic laboratories. As a result of these acquisitions, the Company's revenues have grown from $25.3 million in 1993 to $42.2 million in 1994, to $92.1 million in 1995 and to unaudited proforma 1995 revenue of over $220 million. In addition, during this period, the Company entered two new lines of business, veterinary diagnostic laboratories and premium pet food.

     The Company's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on its management, operational, financial and accounting resources. The successful management of this growth will require the Company to continue to implement and improve its financial and management information systems and to train, motivate and manage its employees. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

     In addition, the growth experienced by the Company, and the corresponding increased need for timely information, have placed significant demands on the Company's existing accounting and management information systems. As a result, the Company is in the process of upgrading these systems. No assurance can be given that these upgrades will be completed successfully or that the new systems can be successfully integrated or that the new systems will effectively serve the combined business' future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     The Company's growth strategy is dependent principally on its ability to acquire existing animal hospitals. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect the Company's operations through the assessment of fines or penalties against the Company or the possible requirement of divestiture of one or more of the Company's operations.

     There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company in a timely manner in the future. Assuming the availability of capital, the Company's plans include an aggressive acquisition program involving the acquisition of at least 15 to 25 facilities per year. The Company continues to evaluate acquisitions and negotiate with several potential acquisition candidates. The failure to complete acquisitions and continue expansion could have a material adverse effect on the Company's financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

     The Company has incurred substantial indebtedness to finance the acquisition of its animal hospitals and veterinary diagnostic laboratories.

The Company had at September 30, 1996, consolidated long-term obligations (including current portion) of $148.3 million. At December 31, 1995 and September 30, 1996, the Company's ratio of long-term debt to total stockholders' equity was 49.0% and 93.6%, respectively.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the assets of the Company consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At September 30, 1996, the Company's balance sheet reflected $174.6 million of intangible assets of these types, a substantial portion of the Company's $349.7 million in total assets at such date. The Company expects the aggregate amounts of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of the Company, there can be no assurance that the value of these intangible assets will be realized.

     In addition, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, the Company recognized a write down of goodwill and related assets in the amount of $2.3 million in 1993 in connection with three of the Company's facilities which were not performing. Further, the Company has recognized a write down of goodwill and related assets in the amount of $4.7 million as part of its restructuring plan adopted during the third quarter of 1996. There can be no assurance that the Company will not be required to write down assets further in future periods.

GUARANTEED PAYMENTS

     In connection with acquisitions in which the purchase price consists, in part, of the Company's common stock (the "Guarantee Shares"), the Company often guarantees (the "Guarantee Right") that the value of such stock (the "Measurement Price") two to three years following the date of the acquisition (the "Guarantee Period") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, the Company typically is obligated either to (i) pay to the seller in cash, notes payable or additional shares of the Company's common stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are delivered and registered for resale under the Securities Act, which registration the Company covenants to effect generally within nine months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the Company's common stock trades at 110% to 120% of the Issue Price (the "Release Price") for five to 15 consecutive days, depending on the terms of the specific acquisition at issue. There are 185,185 Guarantee Shares outstanding at November 30, 1996 with Issue Prices ranging from $11.70 to $18.25 that have not met their respective Release Prices for the specified period or have not been delivered due to escrow arrangements. If the value of the Company's common stock decreases and is less than an Issue Price at the end of the respective Guarantee Period for these shares, the Company may be obligated to compensate these sellers.

     In connection with the Pet Practice acquisition, VCA will assume the Guarantee Rights issued by Pet Practice (which generally operate similarly to the Guarantee Rights issued by VCA, except that there is no provision for a release of the Guarantee Right). In connection with the Pet Practice Guarantee Rights, 26,636 shares of VCA common stock have a guarantee value of $24.53 per share.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     A large portion of the business of the Company is seasonal, with operating results varying substantially from quarter to quarter. Historically, the Company's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for the Company's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of the Company's costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

     The Company's success will continue to depend to a significant extent on the Company's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of VCA, and Mr. Neil Tauber, Senior Vice President of VCA, each of which expires in December 1998. VCA has no other written employment agreements with its executive officers. None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA maintains "key man" life insurance on Mr. Robert Antin in the amount of $3.0 million, of which VCA is the sole beneficiary. VCA does not maintain any insurance on the lives of its other senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies. The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

JOINT VENTURES

     The Company conducts a portion of its veterinary diagnostic laboratory business through a joint venture with Vet Research, Inc. ("VRI"), and conducts its pet food business through a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. The Company has an option in January 1997 to acquire VRI's remaining 49 percent interest in the laboratory joint venture for $18.6 million in cash plus an additional amount based upon the earnings of the joint venture to be paid over six years. Based on current information available to it, the Company expects to exercise its purchase option in January 1997. If for any reason the Company does not exercise the option, VRI has the option to purchase from the Company its entire 51 percent interest for $3.5 million. On the earlier of a change in control of the Company or January 1, 2000, Heinz Pet Products has the option to purchase all of the Company's interest in the Vet's Choice joint venture at a purchase price equal to the fair market value of such interest. The acquisition of Pet Practice does not result in a change in control for purposes of the Vet's Choice joint venture. There can be no assurance that the Company will not have to sell these joint venture interests.

COMPETITION

     The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. The Company believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. The Company's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include the Company's animal hospitals. Among veterinary diagnostic laboratories, the Company believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by the Company. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests. The Company's major competitors in the premium pet food industry are Hill's and Iams, both of which have extensive experience in the manufacture of premium pet food and possess research and development, marketing and financial resources far greater than that of Vet's Choice.

GOVERNMENT REGULATION

     The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although the Company believes that its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's existing operational structure will not be successfully challenged in one or more states as constituting the unlicensed practice of veterinary medicine. Such a determination in a state could adversely affect the operations of the Company and the combined business through the assessment of fines or penalties against the Company or the combined business or the possible requirement of divestiture of the Company's operations in the state. In addition, there can be no assurance that state legislation or regulations will not change so as to restrict the Company's or, in the future, the combined business' existing operations or the expansion of such operations.

ANTI-TAKEOVER EFFECT

     A number of provisions of the Company's Certificate of Incorporation and bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase the Company's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Future sales by existing stockholders could adversely affect the prevailing market price of the Company's common stock. As of November 15, 1996, the Company had 18,391,955 shares of common stock outstanding, most of which are either freely tradeable in the public market without restriction or tradeable in accordance with Rule 144 under the Act.

There are also 789,105 shares which the Company is obligated to issue in connection with the Pets' Rx and Pet Practice mergers and certain acquisitions; 583,333 shares issuable upon conversion of outstanding preferred stock; 1,743,054 shares of the Company's common stock issuable upon exercise of outstanding stock options; 143,075 shares of the Company's common stock issuable upon exercise of outstanding warrants; and 51,256 shares issuable upon conversion of convertible notes; and 2,456,623 shares issuable upon conversion of convertible debentures. Shares may also be issued under price guarantees delivered in connection with acquisitions. These shares will be eligible for immediate sale upon issuance.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's common stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving the Company, announcements by the Company or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the Company's common stock.


                              USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities offered by the Selling Stockholders hereunder.

                SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


          The Shares were issued by the Company on June 19, 1996 in a private placement pursuant to Regulation D under the Securities Act. The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholder as of December 17, 1996, and as adjusted to reflect the sale of 127,328 shares by the Selling Stockholder. The Selling Stockholder has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws. Additional Selling Security Holders will be identified and other information concerning additional Selling Security Holders will be set forth in Prospectus Supplements from time to time. As of December 17, 1996, the Company had outstanding 18,671,824 shares of Common Stock, par value $.001 per share, the only outstanding voting security of the Company.



                            Common Stock Owned Prior to the Offering (1)           Common Stock Owned After the Offering(1)
                           --------------------------------------------------  ---------------------------------------------
                                                                 Number of
                            Number of         Percent of        Shares to be           Number            Percent
                             Shares             Class               Sold              of Shares          of Class

John W. Hunter               127,328             *               127,328                   0                 *
100 Kennedy Ave, #8
San Antonio, TX  78209

-----------------------------
* Less than one percent.

(1) Assumes no purchase of additional shares and no exercise of outstanding warrants to purchase the Company's Common Stock.

     The Selling Stockholder may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions in the over-the-counter market at prices and terms prevailing at the times of such sales. The Selling Stockholder may also make private sales directly or through brokers. The Selling Stockholder may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

     Under the 1934 Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable"cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will need to comply with applicable provisions of the 1934 Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder.

                              LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                 EXPERTS

     The audited consolidated financial statements of VCA, the audited supplemental combined financial statements of VCA, the audited financial statements of Southwest Veterinary Diagnostic, Inc. and the audited financial statements of Pets' Rx, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of the Pet Practice, Professional Veterinary Hospitals of America and Pets' Rx incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II.          INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:

                                                                  Amount
                                                               -----------

Registration Fee Under Securities Act of 1933 . . . . . . . .  $    3,005

NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . . . .$     *

Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . . .$     *

Printing and Engraving Certificates . . . . . . . . . . . . . .$     *

Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . .$
                                                                    2,000

Accounting Fees and Expense . . . . . . . . . . . . . . . . . .$
                                                                     *

Registrar and Transfer Agent Fees . . . . . . . . . . . . . . .$     *

Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . $     *

     TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . $    5,005

=============
-------------------
* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that the Company may indemnify an officer or director who is made a party to a "proceeding" (including a law suit or derivative action) because of his position, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and may advance expenses incurred in defending any proceeding in certain cases. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. If the officer or director is adjudged liable, indemnity can be made only by court order.

     The Company has also entered into an indemnity agreement (the "Indemnity Agreement") with its directors which provides for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Indemnity Agreement also obligates the Company to advance expenses to a director provided that he or she is not entitled to partial indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at the request of the Company as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 19, 1996.

                                        VETERINARY CENTERS OF AMERICA, INC.
                                        (Registrant)


                                        By:    /s/ Tomas W. Fuller
                                           --------------------------------
                                             Tomas W. Fuller
                                             Vice President,
                                             Chief Financial Officer,
                                             and Assistant Secretary


                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Antin and Tomas W. Fuller or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                     TITLE                                 DATE
---------                     -----                                 ----
                        President, Chief Executive Officer
/s/ Robert L. Antin     and Chairman of the Board         December 19, 1996
-------------------     (Principal Executive Officer and
    Robert L. Antin     Director)


/s/ Arthur J. Antin     Senior Vice President, Chief
-------------------     Operating Officer, Secretary      December 19, 1996
    Arthur J. Antin     and Director

/s/ Neil Tauber
-------------------     Senior Vice President,            December 19, 1996
    Neil Tauber         Treasurer and Director

/s/ Tomas W. Fuller
-------------------     Vice President, Chief Financial   December 19, 1996
    Tomas W. Fuller     Officer and Assistant Secretary
                        (Principal Accounting Officer)


-------------------     Director                          December 19, 1996
    John Heil


/s/ John Chickering
-------------------     Director                          December 19, 1996
    John Chickering


---------------------   Director                          December 19, 1996
    Richard Gillespie

                                EXHIBIT INDEX

NO.  ITEM                                                            PAGE
---  ----                                                            ----

 5.1 Opinion of Troop Meisinger Steuber & Pasich, LLP

23.1 Consent of Arthur Andersen LLP

23.2 Consent of Price Waterhouse LLP

23.3 Consent of Troop Meisinger Steuber & Pasich, LLP (included as part of
     Exhibit 5.1)